+--------+
  FORM 4                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Response)

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1.  Name and Address of Reporting Person*

       Hantman,                     Arnold
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        (Last)                      (First)                        (Middle)

       11190 Biscayne Boulevard
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                                   (Street)

        Miami,                      Florida                           33181
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol SFBC International, Inc. (SFCC)
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person,
    (voluntary)
                --------------

4.  Statement for MM/YYYY  03/2001
                           ---------------------------------------------------

5.  If Amendment, Date of Original (MM/YYYY) N/A
                                             ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     X  Director     X  Officer              X  10% Owner    ___ Other
    ---             ---                     ---
                        (give title below)                       (specify below)

                            CHIEF EXECUTIVE OFFICER
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
    ___ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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

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

Reminder>: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction
  4(b)(v).                                                                (Over)
                                                                 SEC 1474 (7-96)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                            Code      V                 (A)         (D)

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
 Common Stock Options/(1)/         $25.80              03/26/01            A                          30,000
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
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  6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
     cisable and       Underlying Securities        of          of Deriv-        ship          ture
     Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
     Date                                           ative       Secur-           of De-        direct
     (Month/Day/                                    Secur-      ities            rivative      Bene-
     Year)                                          ity         Bene-            Security;     ficial
                                                    (Instr.     ficially         irect D       Owner-
   --------------------------------------------     5)          Owned            (D) or        ship
   Date     Expira-              Amount or                      at End           Indirect      (Instr.
   Exer-    tion         Title   Number of                      of               (I) (Instr.   4)
   cisable  Date                 Shares                         Month            4)
                                                                (Instr. 4)
--------------------------------------------------------------------------------------------------------
06/30/01   03/26/11 Common       30,000                      80,000          D
                    Stock
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

Explanation of Responses:
/(1)/ Commencing on 06/30/01, these options will vest on each June 30 and December 31 for six increments of 5000 options each.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

          /s/  Arnold Hantman                     07/09/01
          ------------------------------------------------
          **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                 SEC 1474 (7-96)